Exhibit 99.1

Press Release

Media Contact:	Investor Contact:
Karin Clark	Sally Beerbower
Luna Innovations Incorporated	Qorvis Communications
Email: kclark@lunainnovations.com	Email: ir@lunainnovations.com
Phone: 1.540.769.8400	Phone: 1.703.744.7800

Luna Innovations Reports Third Quarter 2007 Financial Results

Company Achieves 46% Revenue Growth for the Third Quarter 2007;

Product and License Revenue Growth of 146% Continues to Drive Gross Margin Expansion;

Company Revises Full-year Guidance to Reflect Strong Results

ROANOKE, VA, November 8, 2007 — Luna Innovations Incorporated (NASDAQ: LUNA) today announced its financial results for its third quarter ended September 30, 2007.

As compared to the same quarter last year, revenues grew by 46%, from $6.0 million to $8.8 million, gross profit increased from $1.9 million to $3.5 million, and the loss per share declined from $0.20 to $0.18.

Kent Murphy, Chairman and Chief Executive Officer, provided this overview of Luna’s results: “Our strong financial results, including increasing revenues, improving margins and more efficient cash usage, continue to validate our investment in the product side of our business and are in line with our long-term business model. The high-growth, higher-margin product and license revenues are a larger percentage of our total revenues, increasing from 19% of total revenues in the third quarter of 2006 to 33% in this year’s third quarter. Product and license sales increased year-over-year by 146%, from $1.2 million to $2.9 million, driving gross profit as a percentage of revenue from 32% in the third quarter of 2006 to 40% in our most recent quarter.”

Murphy added, “We have also achieved important operational milestones, including our recently announced agreement with Terumo Cardiovascular Systems (CVS), the world’s leading supplier of products for cardiopulmonary bypass. Luna and Terumo CVS will market Luna’s EDAC™ (Emboli Detection and Classification) QUANTIFIER for clinical use in the United States.”

“Consistent with our business model, which focuses on the commercialization of our proprietary technologies and IP, the relationship with Terumo CVS extends our presence in the medical devices market and advances our goal of making EDAC™ a global standard for care during cardiopulmonary bypass surgery.”

Murphy further remarked, “The technology development side of our business continues to be a source of promising innovation. Early results from the studies we have been conducting using our exclusive TRIMETASPHERE® carbon nanomaterial as a contrast agent are very encouraging. We have completed numerous in vitro studies and found our proprietary materials to be a robust platform. If our findings are confirmed in further animal and human testing, the discovery could become an important contribution to the advancement of medical diagnosis technology. The Trimetasphere could become a fundamental building block for a portfolio of novel agents intended to reveal diagnostic information specific for different diseases.”

Third Quarter Financial Highlights

— Total revenues for the third quarter of 2007 increased 46% compared to the third quarter of 2006.

— Product revenues represented over 33% of total revenues in the third quarter of 2007, compared to 19% in the third quarter of 2006. Product revenues grew 146% to approximately $2.9 million in the third quarter of 2007, compared to $1.2 million in the third quarter of 2006.

— Gross profit for the third quarter of 2007 increased to $3.5 million, or 40% of total revenues, from $1.9 million, or 32% of total revenues, for the corresponding period of 2006. The improved gross profit was attributed to the higher margins of product and license sales.

— Operating expenses as a percentage of revenue decreased from 68% in the third quarter of 2006, to 62% in the third quarter of 2007, and have remained consistent at a range of $5.2 million to $5.5 million for each of the past four quarters.

— Loss per share for the third quarter of 2007 was $0.18 per share which is an improvement upon a loss per share of $0.20 for the third quarter of 2006.

— Cash and cash equivalents totaled $12.5 million at September 30, 2007, as compared to $13.9 million at June 30, 2007, and compared to $17.9 million at December 31, 2006.

Business Highlights

Technology Development

— Delivered sensor interface cards to the prime contractors on its missile defense program contract. Under the multi-year program, announced earlier in the year, Luna is developing low-cost, common sensor electronics for use in next-generation exoatmospheric interceptor kill vehicles for ballistic missile defense.

Healthcare Products

— Entered into an agreement with Terumo CVS, the world’s leading supplier of products for cardiopulmonary bypass, to market Luna’s EDAC™ (Emboli Detection and Classification) QUANTIFIER for clinical use in the United States.

Instrumentation, Test & Measurement Products

— Received a 2007 R&D 100 Award for the Luna Technologies division’s Optical Backscatter Reflectometer (OBR™), from the editors of R&D Magazine, as one of the 100 most technologically significant new products introduced into the marketplace in the last year.

— Expanded the Luna Technologies division’s fiber optic test platform with the release of the Optical Vector Analyzer (OVA) ELp, giving customers an economical starting point with an upgrade path to a full Optical Vector Analyzer.

Outlook for Fiscal Year 2007

Based on continued strong growth in both its product and technology development divisions, Luna has revised its guidance for the remainder of 2007. For fiscal year 2007, Luna expects total revenue to be approximately $33.0 million and a net loss in the range of $8.5 million to $9.0 million. For the fourth quarter of 2007, Luna expects total revenue of approximately $9.3 million and a net loss of $1.8 million to $2.3 million. Luna plans to discuss its fourth quarter and fiscal year 2007 guidance on its investor conference call to be held later today.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:00 p.m. (EST) today to discuss its third quarter financial results and expectations for the remainder of 2007. The call can be accessed by dialing 1.866.362.4829 domestically or 1.617.597.5346 internationally prior to the start of the call. The access code is 28842834. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations

Luna Innovations Incorporated develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding, (i) Luna’s revenue growth, margins improvement and efficiency of cash use; (ii) expected realization of a return on investment in the company’s products; (iii) continued expansion of Luna’s technology portfolio; (iv) continued growth in higher-margin product and license revenues; (v) Luna’s plans to market the EDAC™ QUANTIFIER with Terumo CVS; (vi) Luna’s plans to extend its presence in medical devices and to make EDAC™ a global standard of care; (vii) potential deployment of the company’s sensor and electronic products in missile defense programs; (viii) the potential significance of Luna’s OBR™product; (ix) the use of the OVA ELp product to allow customers to upgrade to a full OVA; (x) the company’s guidance for continued strong growth in both the product and technology development divisions for the remainder of 2007; (xi) revenue and net loss guidance for the fourth quarter and full year 2007; and (xii) potential applications for the company’s TRIMETASPHERE® carbon nanomaterial. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: the company’s ability to manage its growth effectively; the company’s ability to transition its revenue mix from technology development revenues to product and licensing revenues; the company’s ability to successfully identify market needs for new products or to develop new products to meet those needs; the risk that company’s proprietary rights may be insufficient to protect its technologies, including potential claims by third parties that the company infringes their intellectual property rights; the company’s continued reliance on contract research, including government grants and contracts available only to small businesses, for a significant portion of its revenue; the risk that the company may become ineligible for small business government grants and contracts in the future; the effect of competition in the company’s markets and changes in customer demand; the potential impact of federal audits and investigations; delay in obtaining clearance by the U.S. Food and Drug Administration or meeting other regulatory requirements, and failure to comply fully with such regulations; the company’s ability to secure third-party reimbursement for its healthcare products; continued difficulty in, or increased costs related to, hiring, training and retaining skilled employees;

unanticipated manufacturing or supply problems; the potential for the company’s nanotechnology products to be perceived as harmful; a slowdown in the overall economy; and uncertainty in the global political environment. Additional factors that may affect the future results of the company are set forth in the company’s annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov , and at Luna Innovations’s website at http://www.lunainnovations.com . These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

Luna Innovations Incorporated

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Contract research revenues	$5,952,747	$4,885,854	$17,091,452	$12,977,066
Product and license revenues	2,867,453	1,163,663	6,654,200	2,521,403

Total revenues	8,820,200	6,049,517	23,745,652	15,498,469
Cost of revenues:
Contract research costs	4,008,829	3,587,280	11,929,264	9,600,404
Product and license costs	1,281,367	520,699	2,670,916	1,194,969

Total cost of revenues	5,290,196	4,107,979	14,600,180	10,795,373

Gross Profit	3,530,004	1,941,538	9,145,472	4,703,096
Operating expense	5,511,561	4,110,926	16,182,168	11,805,277

Operating loss	(1,981,557)	(2,169,388)	(7,036,696)	(7,102,181)

Other income (expense)
Other income	49,515	934	47,904	10,331
Interest income, net	93,690	232,649	290,571	345,794

Total other income	143,205	233,583	338,475	356,125

Loss before income taxes	(1,838,352)	(1,935,805)	(6,698,221)	(6,746,056)
Income tax expense	—	12,829	—	12,829

Net loss	$(1,838,352)	$(1,948,634)	$(6,698,221)	$(6,758,885)

Net loss per share:
Basic	$(0.18)	$(0.20)	$(0.66)	$(0.87)

Diluted	$(0.18)	$(0.20)	$(0.66)	$(0.87)

Weighted average shares:
Basic	10,293,557	9,842,265	10,134,313	7,743,885

Diluted	10,293,557	9,842,265	10,134,313	7,743,885

Luna Innovations Incorporated

Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,528,394	$17,866,753
Accounts receivable, net	8,779,631	7,233,406
Refundable income taxes	396,062	396,062
Inventory	1,551,020	843,294
Other current assets	375,958	503,703

Total current assets	23,631,065	26,843,218
Property and equipment, net	6,029,655	5,730,094
Intangible assets, net	1,961,815	2,031,489
Deferred tax asset	600,000	600,000
Other assets	11,304	12,413

Total assets	$32,233,839	$35,217,214

Liabilities and stockholders’ equity
Current liabilities
Current portion of capital lease obligation	$42,797	$85,378
Current portion of long-term debt obligation	—	214,955
Accounts payable	2,681,763	2,757,381
Accrued liabilities	4,774,346	3,627,277
Deferred credits	1,750,551	874,676

Total current liabilities	9,249,457	7,559,667
Long-term capital lease obligation	7,418	27,873
Long-term debt obligation	5,000,000	5,000,000
Deferred credits and other long term liabilities	604,418	554,418

Total liabilities	14,861,293	13,141,958

Stockholders’ equity:
Preferred stock, par value $0.001, 5,000,000 shares authorized at September 30, 2007, no shares issued and outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 10,342,565 and 9,911,546 shares issued and outstanding	10,342	9,912
Additional paid-in capital	33,580,843	31,585,762
Accumulated deficit	(16,218,639)	(9,520,418)

Total stockholders’ equity	17,372,546	22,075,256

Total liabilities and stockholders’ equity	$32,233,839	$35,217,214

Luna Innovations Incorporated

Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2007	2006
	(unaudited)	(unaudited)
Cash flows used in operating activities
Net loss	$(6,698,221)	$(6,758,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,324,155	792,725
Share-based compensation	1,722,734	1,164,709
Change in assets and liabilities:
Accounts receivable	(1,546,224)	(64,536)
Inventory	(707,726)	—
Other assets	128,853	(405,466)
Accounts payable and accrued expenses	1,071,451	(545,211)
Deferred revenues	925,875	(477,426)

Net cash used in operating activities	(3,779,103)	(6,294,090)

Cash flows used in investing activities
Acquisition of property and equipment	(1,233,932)	(1,377,466)
Intangible property costs	(320,110)	(282,840)

Net cash used in investing activities	(1,554,042)	(1,660,306)

Cash flows from financing activities
Payments on debt obligations	(214,955)	—
Payments on capital lease obligations	(63,036)	(74,229)
Proceeds from issuance of common stock, net	—	17,866,241
Proceeds from the exercise of options and warrants	272,777	89,561

Net cash used in financing activities	(5,214)	17,881,573

Net change in cash	(5,338,359)	9,927,177
Cash - beginning of period	17,866,753	12,514,839

Cash - end of period	$12,528,394	$22,442,016

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